For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Brian Siegel
661-723-7723	346-396-8696
renee.bouche@simulations-plus.com	brian@haydenir.com

For Immediate Release:
October 20, 2022

Simulations Plus Announces Cash Dividend
Board of Directors announces quarterly dividend of $0.06 per share

LANCASTER, CA, October 20, 2022 – Simulations Plus, Inc. (Nasdaq: SLP) announced today that the Company’s Board of Directors has declared a cash dividend of $0.06 per share of the Company’s common stock, payable on November 7, 2022, to shareholders of record as of October 31, 2022. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

About Simulations Plus
Serving clients worldwide for more than 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Environmental, Social, and Governance (ESG)
We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our ESG Report.